For information contact:
Investors:  Rick Wadsworth, MDSI Mobile Data Solutions Inc., 519-729-7998 or ir@mdsi.ca
Media:  Robin Jones, MDSI Mobile Data Solutions Inc., 604 207 6111 or pr@mdsi.ca

NEWS RELEASE

MDSI Shareholders Approve Vista Acquisition

Company to seek final court approval September 21, 2005

Richmond, B.C. (September 15, 2005) — MDSI Mobile Data Solutions Inc. (NASDAQ: MDSI) (TSX: MMD) (“MDSI”) today announced that the proposed acquisition of MDSI by an investment vehicle managed by Vista Equity Partners (“Vista”) has received the required approvals from MDSI shareholders. MDSI will seek final court approval for the transaction on September 21, 2005. If court approval is granted, the acquisition is expected to be completed on or about September 22, 2005, and MDSI’s common shares would be delisted from the TSX and the NASDAQ National Market shortly thereafter.

At the special meeting of MDSI shareholders held today, MDSI shareholders demonstrated strong support for the transaction. A total of approximately 93% percent of the votes cast by holders of MDSI common shares were in favour of the Arrangement Resolution, which approves the Plan of Arrangement giving effect to the Vista acquisition.

According to Erik Dysthe, MDSI’s President, Chief Executive Officer and Chairman, “MDSI’s shareholders have joined MDSI’s Board of Directors and management in showing overwhelming support for Vista’s acquisition of the company. We are extremely pleased that MDSI can move forward with such a strong endorsement. As we have said before, it is anticipated that Vista will be able to help MDSI continue its product plans, grow internationally, and expand into additional vertical markets. While MDSI’s business already generates cash, with the additional financial backing of Vista we will have access to more capital to pursue these strategies. MDSI will also avoid the significant costs of being a public company and can channel the savings into initiatives that are more strategic to its customers and its business.”

CIBC World Markets Inc. provided financial advice and delivered a fairness opinion to MDSI in connection with the transaction, and Bear, Stearns & Co. Inc. acted as financial advisor to MDSI. Vista was advised on the transaction by SVB Alliant.

About Vista Equity Partners
Vista Equity Partners currently invests $1 billion in capital committed to dynamic, successful technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support toward companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, visit www.vistaequitypartners.com.

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About MDSI
MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, British Columbia, Canada, MDSI was founded in 1993 and has approximately 325 employees. MDSI has operations and support offices in the United States, Canada, Europe, and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). For more information, visit www.mdsi.ca.

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This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition by Vista of MDSI. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, but are not limited to, the possibility that the transaction will not close due to the failure of one or more of the conditions to closing to be satisfied; the risk that the closing may be delayed; and other risks and uncertainties detailed in MDSI’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. MDSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.